Exhibit 12.2

Report of the Group Auditors to the General Meeting of

Alcon, Inc.

As group auditors, we have audited the consolidated financial statements (consolidated balance sheets and related consolidated statements of earnings, shareholders' equity and comprehensive income, and cash flows) of Alcon, Inc. and subsidiaries for the year ended December 31, 2002, as included in Item 18 of the Form 20-F of Alcon, Inc. and as included in the Annual Report, and the accompanying Swiss disclosure requirements.

These consolidated financial statements are the responsibility of the board of directors. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We confirm that we meet the legal requirements concerning professional qualification and independence.

Our audit was conducted in accordance with auditing standards promulgated by the Swiss profession and with auditing standards generally accepted in the United States of America, which require that an audit be planned and performed to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. We have examined on a test basis evidence supporting the amounts and disclosures in the consolidated financial statements. We have also assessed the accounting principles used, significant estimates made and the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements give a true and fair view of the financial position, the results of operations and the cash flows in accordance with accounting principles generally accepted in the United States of America (US GAAP) and comply with Swiss law.

We recommend that the consolidated financial statements submitted to you be approved.

KPMG Klynveld Peat Marwick Goerdeler SA

Zurich, Switzerland

January 31, 2003

Alcon, Inc. and Subsidiaries

Swiss Disclosure Requirements

(in millions of US dollars)

The consolidated balance sheets of Alcon, Inc. and subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of earnings, shareholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2002 have been prepared in accordance with US Generally Accepted Accounting Principles and are included in Item 18 of the Form 20-F of Alcon, Inc. Swiss law requires additional reporting disclosures and are included in the notes below.

  Significant shareholders

  Nestlé S.A. holds 74.46% of the common shares of Alcon, Inc. The remaining shares are publicly traded on the New York Stock Exchange since March 21, 2002. Alcon, Inc. is not aware of any other significant shareholder holding, directly or indirectly, 5% or more of the common shares.

  Investment in subsidiaries

  The following is a list of Alcon, Inc.'s and subsidiaries major investments as of December 31, 2002. The consolidated ownership of each of these investments as of December 31, 2002 is 100%.
			Issued
Name	Domicile	Activity	share capital
Summit Autonomous, Inc.	Massachusetts, USA	Holding	$0.1
Autonomous Technologies Corporation	Delaware, USA	Holding	0.1
Alcon Holdings Inc.	Delaware, USA	Holding	0.1
Alcon Pharmaceuticals, Inc.	Delaware, USA	Distributor	0.1
Falcon Pharmaceuticals, Ltd.	Texas, USA	Distributor	0.1
Refractive horizons, L.P.	Texas, USA	Distributor	0.1
Alcon Laboratories (UK) Ltd.	Herts, UK	Distributor	4.9
Alcon Pharmaceuticals Ltd.	Hünenberg, Switzerland	Distributor	0.1
Alcon Japan Ltd.	Tokyo, Japan	Distributor	3.7
Alcon Laboratories (Australia) Pty. Ltd	Frenchs Forest, Australia	Distributor	2.0
Alcon Canada Inc.	Missisauga, Canada	Distributor	4.3
Alcon (Puerto Rico) Inc.	Puerto Rico	Distributor	0.1
Alcon Hong Kong Ltd.	Hong Kong	Distributor	0.1

(2) Investment in subsidiaries (continued)
			Issued
Name	Domicile	Activity	share capital
Alcon Pte Ltd.	Singapore	Distributor	$0.1
Alcon Italia S.p.A.	Milan, Italy	Distributor	1.7
Alcon Pharma GmbH	Freiburg, Germany	Distributor	0.5
Alcon Labortories, Inc.	Delaware, USA	Manufacturer and Distributor	0.1
S.A. Alcon-Couvreur N.V	Puurs, Belgium	Manufacturer and Distributor	2.4
Alcon Cusi S.A	El Masnou, (Barcelona) Spain	Manufacturer and Distributor	15.0
Laboratoires Alcon S.A.	Rueil-Malmaison, France	Manufacturer and Distributor	13.5
Alcon Laboratorios do Brasil Ltda.	Sao Paulo, Brazil	Manufacturer and Distributor	10.6
Alcon Laboratorios S.A. de C.V.	Mexico City, Mexico	Manufacturer and Distributor	4.7
Alcon (China) Ophthalmic Product Co. Ltd.	Beijing, China	Manufacturer and Distributor	1.2
Alcon Manufacturing, Ltd.	Texas, USA	Manufacturer	0.1
Alcon Ireland B.V.	Amsterdam The Netherlands	Manufacturer	0.1
Alcon Capital Corporation	Delaware, USA	Finance	0.1
Alcon Coordination Center (N.V.)	Puurs, Belgium	Finance	371.2
Alcon Credit Corporation	Hünenberg, Switzerland	Finance	0.6
Alcon Finance PLC	Cork, Ireland	Finance	0.1
Alcon Research, Ltd.	Texas, USA	Research & Development	0.1
Trinity River Insurance Co. Ltd.	Bermudas	Captive Insurance	0.1

  Fixed assets

  The fire insurance value for fixed assets amounts to $1,383.3 and $1,105.4 at December 31, 2002 and 2001, respectively.

  Expense by nature

The following items are allocated to the appropriate headings of expenses by function in the consolidated statements of earnings for the year ended December 31.
	2002	2001

Depreciation of property, plant and equipment	$92.0	$78.3
Salaries and welfare expenses	933.3	844.9
Direct material cost	324.6	294.3